Exhibit 10.53

CONSOL ENERGY INC.

DIRECTORS’ DEFERRED FEE PLAN

Effective as of July 20 , 2004

ARTICLE I

GENERAL

1.1 Purpose. This Plan is established and maintained by the Company to allow non-employee Directors to defer payment of all or a portion of their annual Board Retainer Fees and/or Director Meeting Fees.

1.2 Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:

(a) “Account” shall mean the bookkeeping account established and maintained for each Participant for recording amounts deferred pursuant to Section 3.1.

(b) “Administrator” shall mean the Board or any person, group or entity designated by the Board in accordance with the provisions of Article V to administer the Plan.

(c) “Beneficiary” shall mean the person or persons designated to receive benefits after the death of the Participant as provided in Section 4.3.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Board Retainer Fees” shall mean the annual retainer fee payable to members of the Board in cash.

(f) “Change in Control” shall have the same meaning ascribed to it under the CONSOL Energy Inc. Equity Incentive Plan.

(g) “Code” shall mean the Internal Revenue Code of 1986, or any provision or section thereof herein specifically referred to, as such provision or section may from time to time be amended or replaced.

(h) “Deferral Agreement” shall mean a written agreement, in the form attached hereto as Exhibit 1, entered into between the Company and a Participant pursuant to Section 2.3 of the Plan.

(i) “Company” shall mean CONSOL Energy Inc.

(j) “Director” shall mean a member of the Board who is not an employee of the Company or any of its affiliates.

(k) “Director Meeting Fees” shall mean attendance fees payable in cash for each meeting of the Board attended by the Director or any committee meeting the Director attends for a committee on which such Director serves.

(l) “Effective Date” shall mean the effective date of the Plan, which shall be July 20, 2004.

(m) “Interest Rate” shall mean the ten year Moody AAA Bond Rate.

(n) “Participant” shall mean a Director who is eligible to participate in the Plan and has elected to do so pursuant to Section 2.3.

(o) “Plan” shall mean the CONSOL Energy Inc. Directors’ Deferred Fee Plan.

(p) “Plan Year” shall mean the one-year period between the annual stockholders’ meeting and the next following annual stockholders’ meeting; provided, however, for the year in which the Plan becomes effective, “Plan Year” shall mean the period beginning on the Effective Date and ending on the next following annual stockholders’ meeting.

1.3 Plurals and Gender. Where appearing in the Plan, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural and vice versa, unless the context clearly indicates a different meaning.

1.4 Headings. The headings and subheadings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions thereof.

1.5 Severability. In case any provision or portion of this Plan shall be held illegal or void, such provision or portion shall not affect the remainder of this Plan, but shall by fully severable, and the Plan shall be construed and enforced as if said provision had never been inserted herein.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. Each member of the Board who is a Director on the Effective Date shall be eligible to participate in the Plan beginning on the Effective Date. Any person who becomes a Director after the Effective Date shall be eligible to participate in the Plan on the day such person becomes a Director.

2.2 Participation. Each Director shall become a Participant in the Plan as of the date on which such Director completes and submits an irrevocable Deferral Agreement in accordance with Section 2.3.

2.3 Election Procedure. A Director may file a Deferral Agreement at any time during the 30-day period following the date on which the Director becomes eligible to participate in the Plan. Any such initial Deferral Agreement must be filed with the Vice President, Safety and Human Resources of the Company within the 30-day election period. A Director shall also be permitted to submit an annual election prior to the beginning of each Plan Year by filing a new Deferral Agreement in relation to the fees to be deferred during such Plan Year. Any such annual election must be filed with the Vice President, Safety and Human Resources of the

Company prior to the beginning of the Plan Year to which the Deferral Agreement relates. If a Director fails to file a completed Deferral Agreement prior to the beginning of a Plan Year, none of such Director’s Board Retainer Fees or Director Meeting Fees will be deferred for that Plan Year.

To be valid, the Deferral Agreement must indicate the portion of Board Retainer Fees and/or Director Meeting Fees to be deferred and the timing of Plan distribution. A deferral is effective upon receipt by the Vice President, Safety and Human Resources of the Company, within the applicable election period, of the correctly completed Deferral Agreement. A Deferral Agreement is irrevocable during the Plan Year to which it applies.

ARTICLE III

DEFERRED FEES

3.1 Accounts. The Company shall establish an Account on behalf of each Participant which shall be credited with deferred fees as provided in Section 3.2 and Interest Credits as provided in Section 3.3, and debited to reflect payments made to such Participant pursuant to Article IV. A Participant shall have no right to receive any amounts credited to his Account except as expressly provided in Article IV of the Plan.

3.2 Board Retainer and Director Meeting Fees. To the extent provided in the Deferral Agreement in effect for any Plan Year, a Participant may elect to defer the right to receive: (i) Board Retainer Fees stated as a whole percentage or a dollar amount of such fees; and/or (ii) Director Meeting Fees on an all or nothing basis. The minimum deferral amount with respect to Board Retainer Fees is $10,000 per Plan Year. The amount of any fees deferred with respect to any Plan Year shall reduce the amount of such fees otherwise payable to the Participant for such Plan Year on a ratable basis over the period in which such amounts would otherwise be paid, and the amount of each such reduction shall be credited to the Participant’s Account as of the date of such reduction.

3.3 Interest Credits. The Account of each Participant shall be credited, on a quarterly basis, with interest based on the Interest Rate in effect on the last day of the applicable quarter. In the event a Participant terminates service during a Plan Year, such Participant’s interest credit for the quarter in which the termination occurs will be based on the Interest Rate in effect on the day of the Participant’s termination and shall be pro-rated based on the Participant’s service during such quarter. No interest will accrue for periods after the Participant’s termination of service during the quarter.

3.4 Vesting. Amounts credited to a Participant’s Account shall be fully vested at all times.

ARTICLE IV

PAYMENT OF DEFERRED FEES

4.1 Method of Distribution. The amount payable to a Participant or his Beneficiary under the Plan shall be paid in cash in a single sum as provided in Section 4.2.

4.2 Timing of Distribution. A Participant’s Account will be paid as soon as administratively feasible after the earlier of: (i) the Participant’s termination of service as a Director for the Company, or (ii) the date elected by the Participant which must be at least two years after the end of the Plan Year for which the fees are deferred.

4.3 Designation of Beneficiary.

(a) Each Participant shall have the right to designate a Beneficiary or Beneficiaries to receive any amount which may be payable under the Plan after his death. Such designation of Beneficiary shall be in writing in the form attached as Exhibit 2, and shall be effective when received by the Company. The Company shall keep records in writing of all such designations. The Participant shall have the right to change such designation by filing a new designation form with the Company. Such change of Beneficiary shall become effective upon its receipt by the Company, and any such change shall be deemed to revoke all prior designations.

(b) If a Participant fails to properly designate a Beneficiary or if no designated Beneficiary survives the Participant, his undistributed Account shall be paid to the person or persons in the first of the following classes of successive preference beneficiaries surviving at the death of the Participant: (1) his widow or widower, or (2) his estate. The Administrator shall decide which Beneficiary, if any, shall be validly designated, and the Administrator’s decision shall be binding and conclusive of all persons.

4.4 Incapacity. If the Company shall receive evidence satisfactory to it that a Participant or Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such Participant or Beneficiary, and that no guardian, committee or other representative of the estate of such Participant or Beneficiary shall have been duly appointed, payment of such benefit otherwise payable to such Participant or Beneficiary may be made to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for such payment.

ARTICLE V

ADMINISTRATION

5.1 Administrative Authority. Except as provided herein, the Board shall be the Administrator and shall have the sole responsibility for the control, operation and administration of the Plan, and shall have the power, authority and discretion to take all actions and to make all decisions and interpretations which it shall determine to be necessary or appropriate in order to administer and operate the Plan, including the power to (i) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan; (ii) adopt such rules and regulations which, in its sole and absolute discretion, may be necessary or appropriate for the proper and efficient administration of the Plan; (iii) implement the Plan in accordance with its terms and such rules and regulations as may be adopted; (iv) notify the Participants of any amendment or termination of, or change in, any benefits available under the Plan; and (v) prescribe such forms as may be required for Directors to make elections under, and otherwise participate in, the Plan. The Administrator shall have the sole and absolute discretion to interpret and construe the terms of the Plan.

5.2 Conclusive Decisions. The determination of the Administrator on any matter pertaining to the Plan within the powers and discretion granted to it shall be final, binding and conclusive on all Participants, Beneficiaries and all other persons dealing in any way or capacity with the Plan; provided, however, in relation to any action involving the interpretation or application of the terms of the Plan for claims arising in connection with or following a Change in Control, the court or other reviewing entity shall review the interpretations, decisions and actions of the Administrator de novo.

5.3 Duties of Administrator.

(a) The Administrator may appoint persons or firms, or otherwise act to secure specialized advice or assistance as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Administrator shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of such firms or persons.

(b) The Administrator shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Administrator. Further, the Administrator may authorize one or more persons to execute any certificate or document on behalf of the Administrator, in which event any person notified by the Administrator of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Administrator until such third person shall have been notified of the revocation of such authority. The Administrator shall not be liable for any act or omission of any person to whom the Administrator’s duties, powers or responsibilities have been delegated, nor shall any person to whom any duties, powers or responsibilities have been delegated have any liabilities with respect to any duties, powers or responsibilities not delegated to him.

5.4 Standard of Care. All representatives of the Board and the Administrator shall use ordinary care and diligence in the performance of their duties pertaining to the Plan, but no such individual shall incur any liability: (i) by virtue of any contract, agreement, bond or other instrument made or executed by him or on his behalf in his official capacity with respect to the Plan; (ii) for any act or failure to act, or any mistake or judgment made, in his official capacity with respect to the Plan, unless it is the result of his gross negligence or willful misconduct; or (iii) for the neglect, omission or wrongdoing of any other person involved with the Plan. The Company shall indemnify and hold harmless each such individual who is an employee or Director of the Company from the effects and consequences of his acts, or from omissions and conduct in his official capacity with respect to the Plan, except to the extent that such effects and consequences shall result from his own willful misconduct or gross negligence. If any matter arises as to which an individual is entitled to indemnity hereunder, the individual shall give the Company prompt written notice thereof. The Company, at its own expense, shall then take charge of the disposition of the asserted liability, including the compromise or the conduct of litigation. The indemnitee may, at his own expense, retain his own counsel and share in the conduct of any such litigation, but the failure to do so shall not adversely affect his right to indemnity.

5.5 Expenses. Expenses incurred in the administration and operation of the Plan shall be paid by the Company.

5.6 Attorney Fees. If a Participant’s service as a Director for the Company terminates on or after a Change in Control and the Company does not pay deferred amounts credited to such Participant’s Account when they are due, the Company shall pay the Participant’s reasonable attorneys’ fees to enforce such Participant’s rights under the Plan if the deferred amounts are not paid within 60 days after the Participant’s written demand for payment.

ARTICLE VI

AMENDMENTS, TERMINATION AND MERGER

6.1 Amendments and Termination.

(a) The Board reserves the right to modify, amend, discontinue or terminate the Plan either retroactively or prospectively at any time; provided, however, that no modification, amendment, discontinuance or termination shall adversely affect the rights of a Participant to vested amounts credited to his Account before such modification, amendment, discontinuance or termination. Notice of every such modification, amendment, discontinuance or termination shall be given in writing to each affected Participant. In the case of a termination of the Plan, any vested amounts credited to the Account of a Participant shall be distributed in full in the form of a single lump sum payment as soon as reasonably practicable following such termination.

6.2 Consolidation, Merger or Other Transactions of Company. Nothing in this Plan shall prevent the consolidation, merger, reorganization or liquidation of the Company, or prevent the sale by the Company of any or all of its property. Any successor corporation or other entity formed and resulting from any such transaction shall have the right to become a party to this Plan by adopting the same. If, within 180 days from the effective date of such transaction, such new entity does not become a party to this Plan as above provided, this Plan shall be terminated automatically as of the effective date of the transaction and each Participant or Beneficiary shall receive a lump sum payment equal to his vested Account as soon as practicable thereafter.

ARTICLE VII

MISCELLANEOUS

7.1 Limitations on Liability of Company. None of the establishment of the Plan, any modification thereof, the creation of any Account, or the payment of any benefits, shall be construed as giving to any Participant, Beneficiary or other person any legal or equitable right against the Company, or any person connected therewith, except as provided by law or by a specific Plan provision.

7.2 Governing Law. The laws of the State of Delaware shall govern, control and determine all questions arising with respect to the Plan and the interpretation and validity of its respective provisions.

7.3 No Guarantee of Service. Participation in the Plan does not give any person any right to continue as a Director of the Company.

7.4 Spendthrift Provision.

(a) No amount payable under the Plan shall be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so shall be void; nor shall any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. The foregoing shall not preclude any arrangement for the recovery by the Plan of overpayments of benefits previously made to a Participant or Beneficiary, or the direct deposit of benefit payments to an account in a banking institution (if not part of an arrangement constituting an assignment or alienation).

(b) In the event that any Participant’s benefits are garnished or attached by order of court, the Company may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable shall be paid into the court as they become payable, to be distributed by the court to the recipient it deems proper at the close of said action.

7.5 Tax Treatment. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create any right or expectation of any Participant, Beneficiary or any other person entitled to any benefit under this Plan to any particular tax consequences with respect to any amounts deferred, credited to an Account or paid under this Plan.

7.6 Funding. The obligation of the Company to pay benefits under this Plan shall be interpreted solely as an unsecured, unfunded, contractual obligation to pay only those amounts described in Article III in the manner, at the times and under the conditions prescribed in Article IV, and the Company shall have no obligation to fund, secure or obtain any third-party guarantee of those benefits. If any assets set aside to provide for benefits payable under the Plan shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan or any other agreement, have any interest in such assets.

7.7 Account Statements. Periodically, as determined by the Company in its sole and absolute discretion, each Participant shall receive a statement indicating the amounts credited to and distributed from his Account.

IN WITNESS WHEREOF, this Plan is executed this 20th day of July, 2004.

ATTEST:		CONSOL ENERGY INC.

/s/ Stephen E. Williams	By:	/s/ J. Brett Harvey
Signature of Corporate Secretary		Signature of Authorized Officer

[CORPORATE SEAL]	Its:	President and Chief Executive Officer
Title of Authorized Officer

EXHIBIT 1

CONSOL ENERGY INC.

DIRECTORS’ DEFERRED FEE PLAN

DEFERRAL AGREEMENT

Pursuant to the CONSOL Energy Inc. Directors’ Deferred Fee Plan (the “Plan”), I hereby elect to defer receipt of the fees noted below which, absent this Deferral Agreement, I would become entitled to receive in the future. (Check Only One Box for Each Section Below:)

A	ANNUAL RETAINER FEE ELECTION (CHOOSE ONLY ONE):

❒	I hereby elect to defer [ %] [$ ] of my annual retainer fees for the Plan Year. The minimum election amount is $10,000 per Plan Year.

OR

❒	I hereby elect NOT to defer any of my annual retainer fees for the Plan Year.

B	MEETING FEE ELECTION (CHOOSE ONLY ONE):

❒	I hereby elect to defer ALL of my director meeting fees for the Plan Year.

OR

❒	I hereby elect NOT to defer any of my director meeting fees for the Plan Year.

C	DISTRIBUTION ELECTION:

I understand that my deferral account will be distributed in a single sum as soon as administratively feasible following the earlier of: (i) my termination of service as a member of the Board of Directors of CONSOL Energy Inc., or (ii) the date I elect below which must be at least two years after the end of the Plan Year for which the fees are deferred.

(Check a Box Below If You Choose to Specify a Distribution Date and Select the Date You Want to Elect:)

I hereby elect to the following distribution date (CHOOSE ONLY ONE):

❒	[ , 20 ] ; OR

❒	[ years after the date of this Deferral Agreement].

I understand that my election is subject to all the terms and conditions of the Plan and that my election hereunder is irrevocable with respect to any payments due for a Plan Year (as defined under the Plan).

Received and agreed to by CONSOL Energy Inc.:	DIRECTOR:

By:	By:
Date:	Date:

NON-COMMUNITY PROPERTY STATES

EXHIBIT 2

CONSOL ENERGY INC.

DIRECTORS’ DEFERRED FEE PLAN

BENEFICIARY DESIGNATION FORM

Name of Participant:

Please complete this form, as indicated below. Unless you indicate otherwise, all benefits will be payable in equal shares if more than one primary or secondary beneficiary is listed.

PRIMARY BENEFICIARIES: I hereby designate the following as my primary beneficiary(ies) to receive any benefits payable on account of my death under the Plan:

Full Name	Birthdate	Relationship	Percent of Distribution

I understand that if at the time of my death the sum of the percentages payable as indicated above does not equal 100%, the percentage share of each designated person who survives me will be proportionately adjusted so that the sum of their percentages will equal 100%.

SECONDARY BENEFICIARIES: If all the primary beneficiaries designated by me above die before the complete payment of my benefits, or, if not natural persons, no longer legally exist at my death, I hereby designate the following as my secondary beneficiary(ies) to receive any benefits payable on account of my death under the Plan:

Full Name	Birthdate	Relationship	Percent of Distribution

I understand that if at the time of my death the sum of the percentages payable as indicated above does not equal 100%, the percentage share of each designated person who survives me will be proportionately adjusted so that the sum of their percentages will equal 100%.

VALIDITY

I understand that this designation is valid only if it is filed with the Administrator before my death and that, if this designation is valid under the Plan, all designations that I filed before this one will be REVOKED. This designation will remain in full force and effect unless and until a new Beneficiary Designation Form is filed with the Administrator in writing and duly dated and signed.

Date:
Participant’s Signature